EXHIBIT 15(b)


                    LETTER ON UNAUDITED FINANCIAL INFORMATION


November 14, 1997

Public Service Company of Colorado:

We are aware that Public Service Company of Colorado has incorporated by reference in this Registration Statement (Form S-3, File No. 333-_____) pertaining to the registration of New Century Energies, Inc. common stock, its Form 10-Qs for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, which include our reports dated May 12, 1997, August 8, 1997 and November 10, 1997, respectively, covering the unaudited consolidated condensed financial statements contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the Registration Statement prepared or certified by our Firm or reports prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.


                                Very truly yours,



                                /s/ Arthur Andersen LLP